MANUFACTURING AGREEMENT
                             -----------------------


         Agreement made as of the 10th day of September, 1997 between LaserSight Technologies, Inc. ("LaserSight"), a Delaware corporation (a wholly owned subsidiary of LaserSight Incorporated, a Delaware corporation), and Frantz Medical Development Ltd.
("Frantz"), a New York corporation.


                                 R E C I T A L S

             A. LaserSight is engaged in the development, manufacture and marketing of ophthalmic lasers.

         B. Frantz is engaged in the development and manufacture of various products, including medical devices.

         C. LaserSight has been granted a worldwide limited license (the "License") to practice the Patents (hereinafter defined) for the manufacture and sale of Products (hereinafter defined) pursuant to a Licensing and Royalty Agreement among LaserSight, Luis A. Ruiz, M.D. and Sergio Lenchig (collectively, "Ruiz/Lenchig") (the "License Agreement").

         D. LaserSight desires to grant a sublicense to Frantz and Frantz desires to secure the exclusive worldwide right to manufacture Products exclusively for LaserSight.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained the parties agree as follows:


1.       Definitions

         "Automatic Corneal Shaper System" shall mean the complete system used to perform LASIK surgery which includes (i) disposable microkeratome with gear box, suction ring and suction handle, (ii) motor, (iii) motor power cord, (iv) tonometer, (v) suction and power supply, (vi) foot switch, (vii) tubing, (viii) user's manual, (ix) sterile packaging, (x) control consoles, (xi) blades, (xii) replacement parts, (xiii) lid speculum, and other component parts which are manufactured utilizing the Patents.

         "Contract Year" shall mean each 12 consecutive month period beginning on January 1 and ending on December 31.

         "Patents" shall mean U.S. Patent #5,133,726 and Patent Reissue #35,421, both with respect to a microkeratome device, including all United States and foreign patents related thereto which may be issued in the future including amendments, reissues, improvements thereon, etc.

         "Product" or "Products" shall mean disposable microkeratomes which are manufactured utilizing the Patents.

         "Purchase" shall mean to order and take delivery of Products.

         "Specifications" shall mean the latest specifications for Products agreed to by LaserSight and Frantz which have been developed by Ruiz/Lenchig and pursuant to which Frantz is manufacturing Products for LaserSight. The Specifications may only be amended or changed by written agreement of LaserSight and Frantz.


2.       License To Manufacture Products

         LaserSight hereby grants Frantz an exclusive worldwide sublicense, even as to LaserSight, under the License Agreement solely for the purpose of manufacturing Products exclusively for LaserSight.

         If Chiron Vision Corporation ("Chiron") as agent, owner, or assignee, or any other agent, owner or assignee of U.S. Patent 4,840,175 ("Peymen") institutes any action which causes LaserSight to cease distributing Products in the United States (a "Trigger Event"), LaserSight and Frantz agree as follows:

         (a) 90 days following its receipt of notice of a Trigger Event, Frantz shall cease manufacturing Products in the United States.

         (b) Within 30 days after Frantz receives notice of the institution of a Trigger Event, Frantz shall determine the feasibility of its manufacturing Products outside of the United States. In the event Frantz decides to cause Products to be manufactured outside of the United States, Frantz shall:

                  (i) continue to have full responsibility for the manufacture of Products, including all quality and warranty requirements as specified in Paragraph 8; and

                  (ii) reduce Products price by an amount equal to fifty percent of any reduction in Product manufacturing costs on a per unit basis resulting from the change in the location of the manufacturing site to a manufacturing site located outside of the United States, after any initial transfer or start-up expenditures.

                  In all other respects the terms and conditions of this Agreement shall remain in full force and effect.

         (c) In the event Frantz elects to not manufacture Product outside of the United States, this Agreement shall terminate and within 60 days after such election is made, Frantz shall transfer and cause to be delivered to LaserSight, at the expense of LaserSight, all molds, engineering drawings and other properties previously delivered by LaserSight pursuant to Paragraph 4.



         (d) If Frantz elects not to manufacture Product outside of the United States, Frantz shall offer reasonable assistance, as Frantz shall determine, to LaserSight to establish offshore manufacturing. LaserSight shall pay Frantz for any direct, reasonable expenses associated with such assistance. Frantz shall offer to sell to LaserSight any confidential properties related to the manufacture of Product which have been developed at Frantz's sole expense which may include process, further design, or other know-how proprietary to Frantz (the "Manufacturing Know-How"). In consideration for the receipt of the Manufacturing Know-How, LaserSight shall negotiate with Frantz in good faith to pay a royalty not to exceed $3.00 per unit of Product produced by or on behalf of LaserSight utilizing the Manufacturing Know-How for the duration of the License Agreement. The sum of such contemplated royalty payment and transfer price to LaserSight shall not exceed the transfer price associated with Products as were being previously produced in the U.S.


3.       Obligations of Frantz

         Frantz shall be responsible for the production and manufacture of Products in accordance with the Specifications, as may be amended from time to time in accordance with this Agreement. Frantz acknowledges and agrees that it shall have a limited supply of Product packaged on or before October 22, 1997. The parties acknowledge and agree that such supply of Product shall be considered "pre-production" Product and shall be subject to further modification as requested by LaserSight. Notwithstanding anything set forth herein to the contrary, if Frantz (i) fails to have a limited supply of Product packaged on or before October 22, 1997, and (ii) such failure was caused solely by Frantz, LaserSight shall have the option to terminate this Agreement upon 10 days prior written notice to Frantz, and LaserSight shall be entitled to pursue all legal and equitable remedies to which it may be entitled in connection with such breach.


4.       Obligations of LaserSight

         The parties acknowledge and agree that Ruiz/Lenchig have undertaken certain obligations to pay for and/or provide (or cause to be provided) certain items related to the development of Products. The full and timely performance of these obligations by Ruiz/Lenchig and the execution of the License Agreement are essential elements and conditions precedent to the full and timely performance by LaserSight and Frantz of their respective obligations under this Agreement.

         LaserSight shall be responsible for the following obligations:

         (a) LaserSight shall provide Frantz with Specifications, design and design documentation for Products and the Automatic Corneal Shaper System, including establishing and, thereafter, maintaining the design and associated documentation. Configuration control shall be maintained by Frantz utilizing a formal change control system the same or substantially similar to the standard procedures used by Frantz.

         (b) LaserSight shall provide Frantz with a complete Automatic Corneal Shaper System during its production (for a duration of at least one month) to allow testing and product review by Frantz of final production Product.

         (c) LaserSight shall provide to the mold maker designated by Frantz purchase orders for (i) dual cavity automatic production molds, and (ii) single cavity limited production molds, as may be necessary for Frantz to achieve project schedules.

         (d) LaserSight shall be responsible for the cost of any major repairs and revisions to molds; provided, however, if such repairs or revisions are the result of any cause or event attributable to Frantz (normal wear and tear excepted), Frantz shall be responsible for the cost of any such repair or revision. Such revisions shall be documented and authorized by Frantz's Mold Revision Route Sheet Procedure.

         (e) LaserSight shall provide Frantz with all documentation, reports, studies, protocols, and data regarding the quality, manufacture and distribution of Product and participate in the timely design reviews at each major phase and as required to support project objectives, as determined by Frantz.

         (f) Lasersight shall coordinate the performance of all clinical trials necessary to assure clinical efficacy of Products. Written reports shall be provided to Frantz within 14 days of the completion of such trials.

         (g) LaserSight shall (i) provide Frantz with special tooling and special equipment required to produce packaging material and packaging for
Products distribution, or (ii) make arrangements for the packaging and sterilization of Products.

         (h) LaserSight shall ensure that all requirements for trademarks, labeling and package design are satisfied. Frantz shall be responsible for the implementation and control of all packaging and labeling that is shipped with Products.

         (i) LaserSight shall provide Frantz with all instructional inserts that are required to be shipped with Products.

5.       Purchase of Products

         (a) No later than October first of each year, LaserSight shall furnish Frantz with a forecast of the number of Products it expects to order during each month of the succeeding Contract Year. No later than April first of each year, LaserSight shall furnish Frantz with an updated forecast of the number of Products it expects to order during each remaining month of such year. Such forecasts and updates shall merely represent reasonable estimates based upon LaserSight's then current business plans and shall not be Purchase commitments. LaserSight's obligation to make firm Purchase commitments for Products shall be governed by Paragraph 5(b).

         (b) During the term of this Agreement, on or before each January 1, April 1, July 1 and October 1, LaserSight shall place firm Purchase orders for the quantities of Products to be delivered during April, May and June; July, August and September; October, November and December; and January, February and March, respectively (each a "Quarterly Purchase Order"). Upon the issuance of a Quarterly Purchase Order by LaserSight and receipt by Frantz, the obligation of LaserSight to Purchase Product shall be firm and noncancellable; provided, however, 90 days following the receipt of notice of a Trigger Event, Frantz shall cease manufacturing Products and LaserSight shall be responsible for taking delivery of Product which is produced in accordance with outstanding Quarterly Purchase Orders during such 90 day period. Each Quarterly Purchase Order shall be placed on LaserSight's standard purchase order form. Deliveries shall be made according to delivery dates identified on such purchase orders, subject to Paragraph 5(c). All terms and conditions of this Agreement shall supersede any terms and conditions of any Quarterly Purchase Order to the extent the same may modify or is inconsistent therewith. Frantz shall be deemed to have accepted a Quarterly Purchase Order, except to the extent of the quantities it expressly rejects in writing within 10 business days of receipt of such order. Frantz shall not unreasonably reject quantities which are consistent with (i) the most recent October annual forecast, or (ii) the updated annual forecast furnished in April, as applicable, to be delivered by LaserSight to Frantz.

         (c) No later than September 30, 1997, LaserSight shall issue to Frantz an initial blanket purchase order for a minimum of 200,000 units of Product for delivery during the period commencing on the calendar month immediately following the month during which production of Product commences and terminating 30 months immediately thereafter; provided, however, 90 days following its receipt of notice of a Trigger Event, Franz shall cease manufacturing Products, notwithstanding anything set forth herein to the contrary.

         (d) Delivery terms shall be F.O.B. Frantz's manufacturing facility or designated sterilizing facility. Frantz shall ship Products in the manner specified in the applicable LaserSight purchase order or as otherwise directed by LaserSight in writing prior to shipment.

6.       Minimum Purchase

         LaserSight shall purchase 50,000 units of Product in each Contract Year. The number of units of Product for any partial Contract Year shall be prorated by multiplying 50,000 units of Product times a fraction the numerator of which shall be the number of days the Agreement was in effect during such Contract Year, and the denominator of which shall be 365.


7.       Price and Payment

         Initial Product pricing shall be based upon Attachment "A" annexed to this Agreement.

         Any scrap cost incurred by Frantz over and above 5% of the cost of goods sold of Products, as determined by Frantz, shall be an extra cost invoiced to LaserSight on a quarterly basis and shall be due and payable 30 days after billing; provided, however (i) in no event shall such scrap cost incurred by Frantz exceed 20% of the cost of goods sold of Products, and (ii) Frantz shall notify LaserSight immediately in the event such scrap cost equals or exceeds 5% of the cost of goods sold of Products. Scrap cost shall have been due to the inability to meet specific design requirements which are identified as questionable areas during final design reviews following clinical trials.

         Payment for monthly shipments shall be due to Frantz by bank check or wire transfer 45 days after the date of invoice or shipment, whichever is later.

         Any increase in direct Product costs resulting from a change in Product Specifications shall be added to the price of Product. Such increase in price shall include a cost markup of 10%. Any decrease in direct Product costs resulting from Product design modifications or process improvements, whether initiated or conceived by Frantz or LaserSight, shall be shared equally by Frantz and LaserSight.

         Price adjustments shall be made on an annual basis and be based upon the increase in the current producers price index over the base producers price index (for finished goods less food and energy as quoted by the U.S. Department of Labor, Bureau of Labor Statistics). The method for calculation of such price adjustments are set forth on Attachment "B."


8.       Products Quality and Warranties

         Frantz shall maintain quality systems in compliance with ISO 9002 and FDA/GMP requirements, details of which shall be set forth in a Quality Plan for Products to be provided by Frantz to LaserSight.

         Frantz shall develop a Products Master Checklist/Plan and maintain elements of Product Master Record in accordance with the requirements defined by LaserSight.

         Engineering changes shall be accomplished using Frantz change control procedures.

         At least once every six months, LaserSight and Frantz shall jointly participate in quality and regulatory reviews to define quality plans and objectives.

         Frantz warrants that Products manufactured pursuant to this Agreement shall meet the Specifications and be free from defects in material and workmanship for a period which shall be the lesser of (i) 24 months from delivery to LaserSight, or (ii) the shelf life of Products as determined by Frantz based upon tests of verification and validation relating to Sterilization of Products and adhesives utilized in connection with producing Product. The foregoing warranty shall not extend to any Products or part which has been subject to accident or abuse or which has not been used, operated or maintained in the manner prescribed in Products' instructions or with respect to which unauthorized repair or alteration has taken place. During the term of this warranty, Frantz shall replace defective Products or parts thereof without charge within 30 days following receipt of such defective Products by Frantz. Frantz shall bear all shipping costs for the return of defective Products to Frantz and of shipping replacement Products to LaserSight or LaserSight's customers, as applicable. Frantz shall have the right to designate the carrier for the return of defective Products.

         The warranty of Frantz is limited to replacement of defective Products. Return authorization must be received prior to the return of any Products. Products must be cleaned prior to return and be returned in properly identified biohazard containers.

         EXCLUSION OF WARRANTIES- THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY. IT IS EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURSUANT TO THIS AGREEMENT, FRANTZ MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, TO ANY PURCHASER OF PRODUCTS OTHER THAN LASERSIGHT.


9.       Term, Renewal and Termination

         Subject to the earlier termination of the License Agreement as set forth herein, the initial term of this Agreement shall be 60 months commencing with the first full month of production of Products by Frantz. This Agreement shall automatically be renewed at the expiration of the initial term for an additional one-year period, if not terminated in writing by either party at least three months prior to the expiration of the initial term or any renewal term, as applicable.

         This Agreement may also be terminated by LaserSight or Frantz upon the occurrence of any of the following events:

         (a) if any party is in default with respect to a material obligation under this Agreement, the affected party may give written notice of such default to the defaulting party; thereafter, unless such default is cured or a substantial effort has been initiated and continued to effect a cure within 30 days after the receipt of such notice, the non-defaulting party, in addition to its other remedies, may elect to terminate this Agreement by additional written notice to the defaulting party;

         (b) immediately upon notice to the other party, if LaserSight or Frantz

                  (i) is adjudicated to be insolvent or bankrupt or a petition in bankruptcy is filed by or against LaserSight or Frantz and such petition is not dismissed within 60 days after it is filed;

                  (ii) admits in writing its inability to pay its debts as they become due; or

                  (iii)    executes  an  assignment   for  the  benefit  of  its
                           creditors.

         If Frantz, after consultation with LaserSight, reasonably determines that Frantz is unable to manufacture Products in a reliable and consistent manner as required by the clinical performance of Products, then Frantz shall continue producing Products for a period of six months, or for such shorter period as may be approved or directed by LaserSight, immediately following the date of such determination, and at the conclusion of such period this Agreement shall be terminated. Within 30 days after the date of such termination, Frantz shall deliver the Manufacturing Know-How to LaserSight, without charge. Notwithstanding anything set forth in this Agreement to the contrary, Frantz shall not be liable to any party for any damages or pecuniary loss suffered by any party as a result of such decision to terminate except for the obligations which survive termination as set forth in the next paragraph.

         No termination shall affect either party's rights to receive damages or other legal or equitable relief. The obligations under Paragraphs 8 (Products Quality and Warranties), 10 (Product Recalls), 11 (Product Liability Insurance), 16 (Confidentiality), 17 (Indemnification), and 18 (Patent Litigation) shall survive expiration or termination of this Agreement. Neither expiration or termination of this Agreement shall relieve either party of any liability for a breach or default which occurred prior to expiration or termination with respect to any right or obligation which existed prior thereto.

         Notwithstanding anything set forth in this Agreement to the contrary, if the License Agreement terminates for any reason, (i) LaserSight shall be responsible for taking delivery of Product which is produced in accordance with outstanding Quarterly Purchase Orders during the period which is 90 days immediately following the date of such termination; and (ii) after such 90 day period, LaserSight's obligations pursuant to this Agreement shall terminate and LaserSight shall not be liable to any party for any damages or pecuniary loss suffered by any party as a result of such termination except for the obligations which survive termination as set forth in the immediately preceding paragraph.


10.      Return of Property

         Within 10 days after the termination of this Agreement for any reason, Frantz shall return to LaserSight all items which have been previously delivered to Frantz pursuant to Paragraph 4.


11.     Product Recalls

        In the event (i) any governmental authority issues a request, directive or order that Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) LaserSight and Frantz, after consultation, reasonably determine that Product should be recalled, the parties agree to take all appropriate corrective action. In the event that such recall results from any cause or event attributable to Frantz, Frantz shall be responsible for all expenses of the recall. In all other cases, LaserSight shall be responsible for the expenses of recall. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses associated with (i) providing notice of recall to purchasers of Product, (ii) destruction or return of the recalled Product, and (iii) LaserSight's costs for Product recalled, but not any direct and normal recurring expenses of LaserSight or Frantz.

12.      Product Liability Insurance

         Frantz shall maintain product liability insurance with single limits of not less than $2 million in the aggregate per year for use of Products in surgical procedures. The additional cost to Frantz of such insurance, if any, shall be added to the unit price of Product as a separate charge based upon Product units shipped and such cost shall be reviewed and revised annually, if required. Frantz shall cause the insurance policy to name LaserSight as an insured party.

         For a period of two years after termination of this Agreement, each party shall maintain product liability insurance with single limits of not less than $2 million in the aggregate per year and provide the other party with evidence of the continued existence of such insurance.


13.      Customer Complaint Procedure

         LaserSight (as manufacturer of record) shall provide Frantz, at least monthly, with customer complaint information and Frantz shall be provided with access to all information regarding the clinical performance of Products.

         Customer complaints shall be processed by LaserSight. Frantz shall cooperate in such processing based upon receipt of written complaints following the return of Products in question.


14.      Regulatory Authority Matters

         LaserSight shall have the responsibility for filing form 510(k) with the FDA.

         LaserSight shall have the responsibility to file with the FDA all medical device incidence reports and provide Frantz with copies thereof to support product improvement activities.

         LaserSight shall provide Frantz with all necessary documentation and information including but not limited to design, manufacturing and Patent information to meet all regulatory requirements.


15.      Force Majeure

         The failure of either party to perform an obligation under this Agreement, except the obligation to make payments, shall not subject such party to any liability to the other, and the performance of such party may be delayed, if such failure is caused by circumstances beyond that party's reasonable control such as acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver materials, equipment or machinery on schedule, interruption of or delay in transportation or compliance with any order or regulation of any government entity acting with authority (including, without limitation, the FDA). The party claiming the benefit of this Section shall give immediate notice to the other party, shall use its best efforts to avoid or remove such cause or causes of non performance, and shall otherwise continue to perform hereunder. LaserSight may terminate this agreement upon 30 days advance written notice given to Frantz, if Frantz has invoked this Section to excuse its performance for a continuous period of at least 30 days, provided LaserSight reasonably determines and submits to Frantz satisfactory supporting evidence that it can remedy such non-performance more expeditiously than Frantz. Suspension of a party's performance for such cause as described herein shall not affect the running of the term of this Agreement.


16.      Notices

         Any notice shall be in writing, delivered by hand or sent to the other party at its address stated below by certified mail, return receipt requested, postage prepaid, and shall be deemed to be received upon hand delivery or 48 hours after it is deposited in the United States mail, without regard as to when or whether such notice is actually received, provided that concurrently with the mailing a copy is sent by telefacsimile. Such notices shall be directed as follows:

If to LaserSight:          LaserSight Technologies, Inc.
                           12249 Science Drive, Suite 160
                           Orlando, Florida 32826
                           Attn: President
                           Facsimile: (407) 382-2701

And a copy sent
simultaneously to:         Alan B. Bornstein, Esq.
                           Sonnenschein Nath & Rosenthal
                           One Metropolitan Square, Suite 3000
                           St. Louis, Missouri 63102
                           Facsimile: (314) 259-5959


If to Frantz:              Frantz Medical Development Ltd.
                           595 Madison Avenue - 34th Floor
                           New York, New York  10022
                           Attn: President
                           Facsimile: (212) 751-6313

And a copy sent
simultaneously to:         Richard M. Rosenberg, Esq.
                           Shatz, Meier & Scher, LLP
                           18 East 48th Street - 14th Floor
                           New York, New York 10017
                           Facsimile: (212) 644-2298


17.      Confidentiality

         (a) Both during and after the term of this Agreement, each party shall maintain in confidence all proprietary information obtained from the other party, and all information concerning the other party, except a party may disclose:

                  (i) information which is generally available to the public through no fault of the disclosing party;

                  (ii) information which was available to the disclosing party prior to receipt thereof from the other party under no obligation of confidentiality either before entering this Agreement or thereafter;

                  (iii)    information  received by the disclosing  party from a
                           third   party   not   under   any    obligation    of
                           confidentiality to the other party;

                  (iv) information which is required to be disclosed or divulged by law; and

                  (v) information which the parties hereto mutually agree in writing to disclose.

         (b) Upon the expiration or termination of this Agreement, each party shall promptly return to the other all documents and materials proprietary to it.


18.      Indemnification

         LaserSight agrees to indemnify, defend and hold Frantz, its officers, directors, shareholders, employees, its permitted sublicensees and its subcontractors harmless against any and all liability, loss, damages, cost or expenses (including reasonable attorneys' fees and legal disbursements) that Frantz may incur, suffer or be required to pay as a consequence of a third party claim or suit brought against Frantz or its employees, its sublicensees or subcontractors arising out of or with respect to any alleged violation by Products of patent, trademark, tradename or proprietary right of a third party, or promotion, labeling, packaging, distribution or sale of Products or resulting from other LaserSight activities including physician training, provided, however, that in no event shall LaserSight be required to pay more than $2 million per year in the aggregate for indemnification under this Paragraph 18.

         Frantz agrees to indemnify, defend and hold LaserSight, its officers, directors, shareholders, employees, its permitted sublicensees and its subcontractors harmless against any and all liability, loss, damages, cost or expenses (including reasonable attorneys' fees and legal disbursements) that LaserSight may incur, suffer or be required to pay as a consequence of a third party claim or suit brought against LaserSight or its employees, its sublicensees or subcontractors arising out of or with respect to defects in the manufacture of Products, provided, however, that in no event shall Frantz be required to pay more than $2 million per year in the aggregate for indemnification under this Paragraph 18.

         The obligations of the indemnifying party under this Paragraph 18 are conditioned upon (i) written notice given to the indemnifying party of a written claim or lawsuit which is alleged to be covered by this indemnity; such notice to be given within 15 days after the indemnified party has received written notice of such claim or lawsuit; and (ii) full cooperation of the indemnified party with the indemnifying party in any regard in the investigation and defense of any threatened claim or lawsuit alleged to be covered by this indemnity.

         Any indemnity shall be void as to any claim or lawsuit for which settlement or any offer of settlement is made without the prior written consent of the indemnifying party, such consent shall not be unreasonably withheld.

19.      Patent Litigation

         Patent infringement defense and enforcement shall be the responsibility of LaserSight and shall proceed in accordance with the terms and conditions set forth in the License Agreement. Frantz shall cooperate with LaserSight to support LaserSight's patent position.


20.      Assignment

        Neither party may assign the Agreement without the prior written consent of the other party; provided however, LaserSight may assign or transfer its interest in this Agreement in connection with the sale or transfer of all or substantially all of its assets.


21.      Miscellaneous

         This Agreement may only be amended by a written instrument executed by each of the parties hereto.

         This Agreement  constitutes the entire  agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

         This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.

         The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed by duly authorized officers as of the date and year first above written.


                                                   LASERSIGHT TECHNOLOGIES, INC.


                                       By:/s/J. Richard Crowley
                                          --------------------------------------
                                             J. Richard Crowley


                                       Its:   President
                                          --------------------------------------



                                       FRANTZ MEDICAL DEVELOPMENT LTD.


                                       By: /s/Mark G. Frantz
                                          --------------------------------------
                                              Mark G. Frantz, President